Exhibit C

The Trustees of Forward Funds approved the following authorizations on March 7, 2007.

APPROVAL OF FIDELITY BOND AND MUTUAL FUND PROFESSIONAL

LIABILITY AND TRUSTEES AND OFFICERS LIABILITY POLICIES

RESOLVED:	That the Trustees of Forward Funds (the “Trust”) hereby authorize the officers of the Trust to negotiate the renewal of the Trust’s joint fidelity bond coverage based on the parameters outlined to the Board of Trustees at this meeting and subject to the ratification by the Board of Trustees at its next regularly scheduled meeting in June, 2007, to be effective March 23, 2007, for the ensuing year, covering, among others, officers and employees of the Trust and Forward Management, LLC, in accordance with the requirements of Rule 17g-1 under the Investment Company Act of 1940 (the “1940 Act”); and further

RESOLVED:	That the Board of Trustees of the Trust hereby instructs and authorizes the appropriate officers of the Trust to negotiate the renewal of the joint trustees’ and officers’/errors and omissions liability insurance policy within the parameters discussed at this meeting and subject to the ratification by the Board of Trustees at its next regularly scheduled meeting in June, 2007, to be effective March 23, 2007, for the ensuing year, covering the Trust and its Trustees and officers generally against liabilities and expenses (with exceptions) arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities; and further

RESOLVED:	That the Treasurer or Secretary of the Trust be, and each of them hereby is, designated as the officers responsible for making the necessary filings and giving the notices with respect to such fidelity bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED:	That the appropriate officers of the Trust be, and each of them hereby is, authorized and empowered to take all actions as they or any of them in his or her discretion, with the advice of counsel, may deem necessary or appropriate to carry out the intents and purposes of the foregoing resolutions.